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                                                                    EXHIBIT 3.33

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION
                                       OF
                             KIRKHILL RUBBER COMPANY

      Robert W. Stevenson certifies that:

      1. He is the Vice President and Secretary of Kirkhill Rubber Company, a California corporation.

      2. The Articles of Incorporation of the Corporation are hereby amended in their entirety to read as follows:

                                        I

      The name of this corporation is Kirkhill Rubber Co.

                                       II

      The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

      This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is Two Hundred Thousand (200,000).

                                       IV

      The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                        V

      The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise,
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in excess of the indemnification otherwise permitted in Section 317 of the
California Corporations Code, subject only to the applicable limits set forth in
Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders."

      3. The amendment is one for which approval of the outstanding shares is required. The amendment was approved by the required vote of shareholders in accordance with Section 902.

      4. The number of shares entitled to vote on or consent to the amendment is 36,636. The number of shares voting in favor of the amendments equaled or exceeded the vote required.

      5. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of this Corporation.

      We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

      DATED: November 6, 1998

                                    Kirkhill Rubber Company

                                    By /s/ Robert W. Stevenson
                                       -----------------------------------
                                              Robert W. Stevenson,
                                          Vice President and Secretary


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